Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Non-Qualified Restorative Retirement Savings Plan of Apache Corporation of our reports dated February 28, 2011, with respect to the consolidated financial statements of Apache Corporation and the effectiveness of internal control over financial reporting of Apache Corporation, included in its Annual Report (Form 10-K), as amended by Amendment No. 1 to its Annual Report on Form 10-K/A, for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 21, 2011